Exhibit 10.1

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (this “Fifth Amendment”) is made as of this 1st day of December, 2005, by and between ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation (“Landlord”), and XCYTE THERAPIES, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant have entered into that certain Lease Agreement dated as of June 21, 1999, as amended by that certain First Amendment to Lease dated as of October 23, 2001, that certain Second Amendment to Lease dated as of March 26, 2003, that certain Third Amendment to Lease dated as of November 12, 2003 (the “Third Amendment”), and that certain Fourth Amendment to Lease dated as of April 28, 2004 (as amended, the “Lease”). Pursuant to the Lease, Landlord leases to Tenant certain premises in the building located at 1124 Columbia Street, Seattle, Washington, and more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant desire, subject to the terms and conditions set forth herein, to amend the Lease to, among other things, effect Tenant’s surrender, on or before November 30, 2005 (the date of such surrender being the “Surrender Date”) of that portion of the Premises within the Building located on the 7th floor, consisting of approximately 12,630 rentable square feet, and more particularly shown on Exhibit B attached hereto (the “Surrendered Premises”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Definition of Premises. Effective on the first day following the date that Tenant surrenders the Surrendered Premises to Landlord pursuant to Section 28 of the Lease which date shall be on or before November 30, 2005 (the “Effective Date”), the definition of Premises on Page 1 of the Lease is hereby deleted in its entirety and replaced with the following:

Premises: That portion of the Building located on the first floor known as Suites 110 and 130, containing approximately 8,029 rentable square feet, that portion of the Building known as Suite 120, containing approximately 2,874 rentable square feet, and that portion of the Building known as Suite 70, containing approximately 700 rentable square feet, as determined by Landlord, and all as more particularly shown on Exhibit A.

Commencing on the Effective Date, Exhibit A attached to the Lease is also hereby deleted in its entirety and replaced with Exhibit A attached to this Fifth Amendment.

2.	Base Rent. Commencing on the Effective Date and continuing until September 30, 2006, Tenant shall be required to pay Base Rent for the Premises as follows: $12,383.25 per month for Suites 110 and 130, $4,432.63 per month for Suite 120, and $1,166.66 per month for Suite 70.

3.	Expansion and Extension Right. Section 39 and 40 of the Lease are hereby deleted in their entirety and shall have no further force or effect.

4.	Operating Expenses. Commencing on the Effective Date, Tenants Share of Net Operating Expenses is hereby amended to be 0% and references to “seventh floor premises” in the Lease are hereby deleted. Tenant shall, however, continue to be responsible for paying Tenant’s First Floor Operating Expenses as provided for in the Lease.

5.	Reduction in Security Deposit. Commencing on the Effective Date, the Security Deposit under the Lease shall be reduced to $31,113.00. Landlord shall, within 10 business after the Effective Date, return to Tenant the amount of $88,410.00 (which is the difference between the amount of the Security Deposit currently being held by Landlord and the new amount required to be held by Landlord).

6.	Surrender of the Surrender Premises. Tenant agrees voluntarily to surrender the Surrendered Premises on or before the Surrender Date in accordance with the surrender and other provisions in the Lease and in the condition which space is required under the Lease to be surrendered to Landlord at the expiration or earlier termination of the Term. Landlord and Tenant each agree that the other is excused as of the Surrender Date from any further obligations under the Lease with respect to the Surrendered Premises, excepting only such obligations under the Lease which are, by their terms, intended to survive a termination of the Lease, and as otherwise provided herein. In addition, nothing herein shall be deemed to limit or terminate any common law or statutory rights Landlord may have with respect to Tenant in connection with any Hazardous Materials, or for violations of any Legal Requirements. Nothing herein shall excuse Tenant from its obligations under the Lease with respect to the Surrendered Premises prior to the Surrender Date.

7.	Miscellaneous.

(a) This Fifth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Fifth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

(b) This Fifth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

(c) This Fifth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Fifth Amendment attached thereto.

(d) Landlord and Tenant each represent and warrant that it has not dealt with any broker, agent other person (collectively, “Broker”) in connection with this transaction, and that no other Broker brought about this transaction. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Landlord or Tenant, as applicable, with regard to this leasing transaction.

(e) Except as amended and/or modified by this Fifth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Fifth Amendment. In the event of any conflict between the provisions of this Fifth Amendment and the provisions of the Lease, the provisions of this Fifth Amendment shall prevail. Whether or not specifically amended by this Fifth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Fifth Amendment.

[Signatures are on the next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment as of the day and year first above written.

LANDLORD:	ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation

	By:	/s/ Jennifer Pappas
	Its:	V.P. and Assistant Secretary

TENANT:	XCYTE THERAPIES, INC., a Delaware corporation

	By:	/s/ Kathi Cordova
	Its:	Senior Vice President Finance and Treasurer

4